SCHEDULE A
TO THE
POTOMAC FUNDS
SUBADVISORY AGREEMENT
BETWEEN
RAFFERTY ASSET MANAGEMENT, LLC
AND
FLEXIBLE PLAN INVESTMENTS, LTD.

As compensation pursuant to section 4 of the Subadvisory Agreement between Rafferty Asset Management, LLC (the “Advisor”) and Flexible Plan Investments, Ltd. (the “Subadviser”), the Adviser shall pay the Subadviser a subadvisory fee, computed and paid monthly, at the following percentage rates of the prior month’s total net assets under management by the Subadviser:

Less than $250 million:    0.60%
Between $250 million and $350 million:             0.65%
Between $350 million and $450 million:             0.70%
Over $450 million:                                                 0.75%

Solely for the purpose of determining the applicable percentage rate under the foregoing schedule, total assets under management by the Subadviser shall be the aggregate of the assets in the Evolution Managed Bond Fund, the Evolution All-Cap Equity Fund, the Evolution Large Cap Fund, the Evolution Small Cap Fund, and the Evolution Total Return Fund.

Dated: March 15, 2004, as amended January 23, 2006